 Exhibit 10.15

60 East 42nd Street, Suite 1160, New York, New York 10165

September 15, 2014

Fabian Tenenbaum

63 Trafalgar Road

Tenafly, NJ 07670

Re: Employee Offer Letter

Dear Fabian:

Anterios, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer and Chief Business Officer, reporting to the Company’s President and Chief Executive Officer. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

1. Compensation.

(a)    Base Salary. You will be paid a salary at the annual rate of $300,000, payable in accordance with the Company’s standard payroll practices for salaried employees. If the Company has an Initial Public Offering of its stock, your base salary (and bonus potential) wilt be reevaluated with the goal of bringing it in line with market rates for comparable officers of comparable public biopharmaceuticals companies. This will be accomplished by the review of data regarding compensation of such officers, and, if the Board of Directors deems it necessary, the engagement of a compensation consultant to determine such rates.

(b)    Stock Options. Company’s management will recommend to the Company’s Board of Directors that you be granted options (each a “Stock Option”) to purchase up to a total of 90,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date each option is granted as determined by the Board of Directors. The current fair market value is $3.02. These options shall vest over four (4) years from your employment start date, with one quarter of the options vesting on the first anniversary of your start date and thereafter monthly at a rate of 1/48th per month until all such options are vested.

In the event the Company concludes a mezzanine financing prior to an initial public offering, and you are at that time still employed by the Company, you will be granted an additional number of options (the “True-Up Grant”) such that you have opportunity to hold in aggregate one percent (1%) of the outstanding issued Company equity following that financing, which number shall include the aforementioned grant of options to acquire 90,000 shares of Common Stock. At the time of the True-Up Grant, you will be granted an additional separate grant of 8,000 stock options. For each of these additional grants, the options will have a vesting schedule identical to the aforementioned option grant and a strike price equal to the then fair market value of the Common Stock as determined by the Board.

The Stock Option shall be an incentive stock option to the extent permitted by applicable law. The Stock Option will be subject to the terms and conditions applicable to options granted under the

Tenenbaum Employment Offer

Company’s 2006 Equity Incentive Plan, and as described in that plan and the applicable stock option agreement.

(c) Bonus. You may be able to earn a performance bonus in a target amount of 25% of your then-current base salary based on your meeting certain performance criteria set by Company from time to time. Nothing in this offer letter shall entitle you to receive a bonus. The amount of any bonus and your satisfaction of any performance criteria will be determined by the Company’s Board of Directors or its designee(s), in their sole discretion.

2.         Benefits. You shall be entitled to the Company’s basic employment benefits available to all Company employees, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you. You will be entitled to vacation days, and/or personal days and/or sick days for a total of 15 days per year (in effect ratably in the first year of employment) in accordance with the Company’s policies and procedures.

3.         Expenses. You shall be entitled to reimbursement for pre-approved expenses, including car travel, that you incur as part of your work for the Company consistent with the Company’s then-current expense policy. Car travel that constitutes travel to and from your office at Company headquarters is not included in covered expenses.

4.         Severance.

(a)                       Termination Without Cause or for Good Reason. If your employment is terminated by the Company at any time Without Cause (as defined in clause (d) below) or by you for Good Reason (as defined in clause (f) below) after the date of execution of this offer letter (a “Covered Termination”), (i) you shall receive any annual base salary and bonus compensation that has accrued but is unpaid as of the date of such termination plus all other amounts to which you are entitled under this offer letter, any compensation plan or practice of the Company at the time of such termination, and (ii) upon execution of the Release described in clause (iii) below, 26 week’s pay as scheduled for other employees. If your employment is terminated by the Company under the circumstances of a Change in Control without Cause or by you for Good Reason after a Change in Control after the date of execution of this offer letter (a “Covered Termination”), (i) you shall receive any annual base salary and bonus compensation that has accrued but is unpaid as of the date of such termination plus all other amounts to which you are entitled under this offer letter, any compensation plan or practice of the Company at the time of such termination, and (ii) upon execution of the Release described in clause (iii) below, 52 week’s pay as scheduled for other employees.

(b)                                 Acceleration of Options. In the event you are employed by the Company on the effective date of a Change of Control (as defined in clause (e) below), you will have a full acceleration of the vesting of your options.

(c)                                  Release. Prior to your receipt of any benefits under Section 4(a) (except pursuant to clause (i) thereof), you shall execute a Release in substantially the form attached hereto as Exhibit 1.

(d)                                 Definition of Cause. “Cause” means (a) your gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (b) the commission by you of a material breach of any of the provisions of this Agreement;

(c) your willful and habitual neglect of your duties of employment, including your intentional refusal or intentional failure to act on any lawful and proper direction of CEO, President or the Board, (d) your commission of an act of fraud with respect to the Company; or (e) your conviction for any felony crime involving moral turpitude. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to your acts described in clauses (a) or (b) or (c) above, unless the Company shall have given written notice to you specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, you shall not, if possible, have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for “Cause” without any additional notice from the Company.

(e)                             Definition of Change of Control. “Change of Control” is any transaction or series of transactions in which (i) the majority of the Board in place after such transactions is different than the majority in place immediately prior to the transactions, (ii) all or substantially all of the assets of the Company are sold or transferred, the Company is wound down, or the Company is acquired via stock purchase or merger or (iii) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from you or your family members and affiliates thereof (in one or more transactions) having 50% or more of the total voting power of all the Company’s securities then outstanding unless the acquisition of the securities is through a venture capital preferred stock investment; provided, however, such a preferred stock investment does not involve the removal of a representative of Ascent Biomedical Ventures or a representative of the Series A or B Preferred investors from the Board.

(f)                              Definition of Good Reason. A termination by you for “Good Reason” shall mean the occurrence of any of the following circumstances without your prior express written consent: (a) a material breach of this Agreement by the Company, including, but not limited to, the assignment to you of any duties or responsibilities that results in a material diminution or adverse change of your position or scope of responsibilities; (b) a failure by the Company to make any payment to you when due, unless the payment is not material and is being contested by the Company, in good faith; (c) a material and adverse change in your base salary described in Section 1(a) of this Agreement to which you did not give your prior written consent; (d) the requirement for you to work out of an office that is not in the greater New York City metropolitan area encompassing regions of New York, New Jersey and Connecticut; notwithstanding the foregoing, “Good Reason” shall not be deemed to exist with respect to the Company’s acts described in clauses (a), (b), (c), or (d) above, unless you shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b), (c), or (d) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from you.

5. Noncompetition. During the term of your employment by the Company, and for six (6) months immediately following the date on which your employment relationship with the Company ends, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant (except for consulting arrangements previously approved in writing by the Company), or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) relating to topical or injectable botulinum or the use of a nanoemulsion to deliver a pharmaceutical or cosmeceutical by the Company at the time of the your termination; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. During this one (6) month period following termination of employment, you will have the obligation to inform the Company of your work activities for compliance purposes with this non-competition agreement. Your duties under this Section 5 shall survive termination of your employment with the Company.

6.         Employment Terms. All Company employees are required, as a condition to employment with the Company, to (i) acknowledge receipt and understanding, and sign the Company’s standard Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit 2; (ii) sign and return a satisfactory 1-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) satisfactory proof of your identity as required by United States law.

7.         At-Will Employment. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.         Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9.         Start Date. Your start date shall be on October 13, 2014 or as mutually agreed upon between you and the Company’s CEO. This offer, if not accepted, will expire at the close of business on September 19, 2014.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me.

If you have any questions, please call me at (212) 303 1683.

(The remainder of this page has been left intentionally blank.)

Very truly yours,

/s/ Jon Edelson
Jon Edelson, M.D.
President and Chief Executive Officer

AGREED AND ACCEPTED:

I have read and accept this employment offer:

/s/ Fabian Tenenbaum
Fabian Tenenbaum

Dated: 9/15/2014

Exhibit 2

Employee Proprietary Information and Inventions Agreement

EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

In partial consideration and as a condition of my employment by Anterios, Inc., a Delaware corporation (the “Company”), and any equity interest I may be offered in the Company, and effective as of the date that employment by the Company first commenced, the undersigned agrees as follows:

1.                                      Nondisclosure of Confidential Information. I will not, without the prior written consent of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, and (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, divulge to unauthorized persons, or use for any unauthorized purpose, either during or after the term of my employment, any “Confidential Information” (as defined below) connected with the business of the Company or any of its suppliers or customers.

“Confidential Information” shall mean (i) any trade secrets and proprietary information of the Company which shall include, but not be limited to, all drug and cosmeceutical formulations and research plans and results related to the testing of these formulations, plans and activities related to the manufacture of these formulations, and all of the computer software and programs (including object and source code), the computer software and database technologies, systems, structures and architectures and the processes, formulae, compositions and improvements developed, acquired, owned or produced at any time by the Company or its affiliates; (ii) information marked or designated by the Company as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, which is known to me as being treated by the Company as confidential which shall include all information and material relating to the business of the Company, or any affiliate thereof, including information as to plans, policies, corporate developments, products, services, methods of doing business, procedures, suppliers and customers, that is competitively sensitive and is not generally available to the public; and (iv) information provided to the Company by third parties which the Company is obligated to keep confidential. The term “Confidential Information” shall also include, but is not limited to, all inventions, improvements, discoveries, devices, compositions, formulae, ideas, designs, drawings, specifications, techniques, data, computer programs, processes, know-how, customer lists, marketing, product development and other business plans, legal affairs and financial and technical information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or hereafter becomes known to the public through no fault of my own, from and after the date of such public disclosure.

2.                                      Property of the Company. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which shall come into my possession at any time after the commencement of my employment with the Company, relating to any Inventions or Confidential Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my employment with the Company, or upon request by the Company, at any other time either during or after the termination of such employment. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate, substantially in the form attached hereto as Exhibit 1.

3.                                      Inventions.

3.1                               Disclosure. I shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) I may conceive, make, develop or work on that relates to any product (whether in development or otherwise), delivery system or intellectual property of the Company, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of my employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form. The Company agrees that it will take reasonable precautions to keep Inventions disclosed to it pursuant to this Section 3.1 in strictest confidence and shall not use any Inventions for its own advantage unless those Inventions are assigned to the Company pursuant to Section 3.2 or otherwise.

3.2                               Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to all Inventions which I conceive, make, develop or work on during the period of my employment and for one year thereafter which relate to any product (whether in development or otherwise), delivery system or intellectual property of the Company, except those Inventions that I develop entirely on my own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company. I acknowledge and agree that the Company has hereby notified me that the assignment provided for in Section 3.2 does not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, a copy of which is attached as Exhibit 3.

3.3.                            Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3.1. These records shall be and remain the property of the Company.

3.4                               Patents. Subject to Section 3.2, I will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 3.1. I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my employment with the Company, but if I am called upon to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance. I shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

3.5                               Prior Contracts and Inventions: Information Belonging to Third Parties. I represent that, except as set forth on Exhibit 4 hereto, there are no other contracts to assign Inventions that are now in existence between any other person or entity and me. I further represent that (a) I am not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company will not breach, or constitute a default under any agreement to which I am bound. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit 5 of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement.

4.                                      Noncompetition. During the term of my employment by the Company, I will not without the prior written approval of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, and (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company.

5.                                      Nonsolicitation. During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit or encourage, cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

6.                                      Miscellaneous.

6.1                               Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York applicable to contracts entered into and wholly to be performed in New York by New York residents.

6.2                               Enforcement. If any portion of this Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

6.3                               Injunctive Relief; Consent to Jurisdiction. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of New York for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company. I agree that the prevailing party in any action or proceeding to enforce or interpret this Agreement shall be entitled to reasonable attorney’s fees and costs in addition to all other relief to which it may be entitled.

6.4                               Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

6.5                               Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives and assigns of the parties.

6.6                               Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.7                               Modifications. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.8                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, I have executed this document as of the 15th day of September 2014.

/s/ Fabian Tenenbaum
Fabian Tenenbaum

AGREED AND ACKNOWLEDGED:

Anterios, Inc.

By:	/s/ Jon Edelson
Name:	Jon Edelson, MD
Title:	President and CEO

EXHIBIT 3

California Labor Code 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)                            Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for the employer.

(b)                            To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Amended by Stats. 1991, c. 647 (S.B.879), § 5)